Hostess Brands, Inc. Announces Second Quarter 2017 Financial Results
Second Quarter 2017 Net Revenue Increased 5.6% to $203.2 million from Pro Forma Second Quarter 2016
Company Reaffirms Full Year 2017 Outlook for Revenue and Adjusted EBITDA

KANSAS CITY, MO., August 8, 2017- Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), a leading manufacturer and marketer in the United States of sweet baked goods, including Hostess®, Twinkies®, Ding Dongs®, Ho Hos®, Donettes® and a variety of other new and classic treats, today reported financial results for the second quarter and six months ended June 30, 2017.
Hostess® is the second leading brand by market share within the Sweet Baked Goods (“SBG”) category. For the 52-week period ended July 15, 2017 the Company's market share was 17.1% per Nielsen’s U.S. SBG category data. The Company has a #1 leading market position within the two largest SBG Segments: Donut Segment and Snack Cake Segment, and has a #2 leading market position in total Sweet Baked Goods, according to Nielsen U.S. total universe for the 52 weeks ended July 15, 2017. The Donut and Snack Cake Segments together account for 50.4% of the Sweet Baked Goods category's total dollar sales.
The Company's results include those of Superior Cake Products, Inc. (“Superior”), which was acquired on May 10, 2016. Through Superior, the Company competes in the in-store bakery section of retailers.
On November 4, 2016, the Company completed the acquisition of a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”) and changed its name from Gores Holdings, Inc. to Hostess Brands, Inc. (the “Business Combination”). Hostess Holdings is the Company's "Predecessor" for accounting purposes. As a result, the Company's consolidated financial results are presented: (i) as of June 30, 2017 and December 31, 2016 (Successor); (ii) for the three and six months ended June 30, 2017 (Successor); and (iii) for the three and six months ended June 30, 2016 (Predecessor).
The Company has also presented supplemental unaudited pro forma financial information for the three and six months ended June 30, 2016, giving effect to the Business Combination as if it had occurred on January 1, 2016. The pro forma financial information does not include the operations of Superior prior to the May 10, 2016 acquisition date. All references in this press release to results for the three and six months ended June 30, 2016, refer to such unaudited pro forma results. The Company believes this unaudited pro forma information provides helpful supplemental information with respect to the performance of the Hostess business during this period.
The Company has also supplemented its discussion with a presentation of adjusted EBITDA, a non-GAAP financial measure. Please refer to the schedules in this press release for explanations and reconciliations of this and other non-GAAP financial measures.
Second Quarter 2017 Financial Highlights

•	Net revenue of $203.2 million increased 5.6%, or $10.8 million from pro forma second quarter 2016

•	Net income was $28.2 million, an increase of $6.3 million, compared to $21.9 million for the pro forma second quarter 2016

•	EPS on a fully diluted basis was $0.18 per share, compared to $0.15 for the pro forma second quarter 2016

•	Adjusted EBITDA increased 7.7%, or $4.5 million, to $63.2 million from $58.7 million for the pro forma second quarter 2016

Year-To-Date 2017 Financial Highlights

•	Net revenue of $387.7 million increased 10.0%, or $35.2 million from the pro forma six months ended June 30, 2016

•	Net income was $52.4 million, an increase of $18.2 million, compared to $34.2 million for the pro forma six months ended June 30, 2016

•	EPS on a fully diluted basis was $0.33 per share, compared to $0.23 for the pro forma six months ended June 30, 2016

•	Adjusted EBITDA increased 10.2%, or $10.9 million, to $117.7 million from $106.8 million for the pro forma six months ended June 30, 2016

“We are pleased with our continued ability to gain market share, achieve mid-single digit net sales growth and drive profitability in a challenging retail environment, particularly as we cycled very strong results in the prior-year period,” commented Bill Toler, President and Chief Executive Officer of Hostess. “Our second quarter results were driven by new product initiatives and growing traction of white space opportunities, led by In-Store Bakery, Food Service, and International channel expansion.  We are on-track to achieve our annual revenue and adjusted EBITDA outlook and remain focused on the execution of our three growth drivers: to further rebuild our core business, deliver compelling product innovation and line extensions, and pursue significant white space opportunities. These efforts will fuel future increases in net sales and profitability as well as enhance shareholder value.”

Second Quarter 2017

Net revenue was $203.2 million, an increase of $10.8 million, or 5.6%, compared to pro forma net revenue of $192.3 million for the second quarter of 2016. The increase was primarily due to the Company's 2017 new product initiatives, including Chocolate Cake Twinkies®, White Fudge Ding Dongs®, and Golden Cupcakes, among others, along with growth from the Company's white space opportunities, led by In-Store Bakery (which contributed $4.7 million of growth due to the acquisition of Superior and In-Store Bakery product innovation), Food Service and International channels. These amounts were partially offset by declines in the Company's prior year innovations and discontinued items.
Gross profit was $88.4 million, an increase of $2.3 million, or 2.7%, compared to pro forma gross profit of $86.2 million for the second quarter of 2016, driven by the increase in revenue.
Gross margin was 43.5%, compared to 44.8% for the pro forma second quarter of 2016. The decrease in gross margin was primarily due to a shift in product mix to include a full quarter of the Company's In-Store Bakery operations and growth in multi-pack and club-pack product sales as a percentage of total growth.
Advertising, selling, general and administrative (“SG&A”) expenses were $32.6 million, or 16.0% of net revenue, compared to $29.4 million, or 15.3% of net revenue, for the pro forma second quarter of 2016. This increase was primarily attributable to an increase in non-cash share-based compensation.
Net income was $28.2 million, or $0.18 per share, compared to net income of $21.9 million, or $0.15 per share, for the pro forma second quarter of 2016. The increase in net income was attributed to 2016 costs associated with a product recall (these costs were subsequently recovered in the third quarter of 2016); a decrease in interest expense due to the pay-down of outstanding term loans and amendments to the Company's loan agreements resulting in a lower effective interest rate; and revenue and gross profit growth. Net income of $18.8 million was allocated to Class A common stockholders, while the remaining $9.4 million was allocated to the non-controlling interest.
Adjusted EBITDA was $63.2 million, an increase of $4.5 million, or 7.7%, compared to adjusted EBITDA of $58.7 million for the pro forma second quarter of 2016. As a percentage of net revenue, adjusted EBITDA was 31.1% , compared to 30.5% in the same period last year. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures.
The Company has two reportable segments: Sweet Baked Goods and Other. The Sweet Baked Goods segment consists of sweet baked goods and the Other segment consists of branded bread and buns, in-store bakery products, frozen retail and licensing.
Sweet Baked Goods Segment: Net revenue was $182.7 million, an increase of $3.7 million, or 2.0%, compared to pro forma net revenue of $179.1 million for the second quarter of 2016. Gross profit was $82.4 million, or 45.1% of net revenue, compared to gross profit of $81.9 million, or 45.7% of net revenue, for the pro forma second quarter 2016. Gross margin decreased due to growth in multi-pack and club-pack product sales as a percentage of total sales growth.
Other Segment: Net revenue was $20.4 million, an increase of $7.2 million, or 54.3%, compared to net revenue of $13.3 million for the pro forma second quarter 2016. This increase is primarily due to the impact of the Superior acquisition completed May 10, 2016, and the result of white space growth initiatives. Gross profit was $6.1 million, or 29.7% of net revenue, compared to gross profit of $4.3 million, or 32.2%, of net revenue, for the pro forma second quarter 2016. Gross margin decreased due to the proportion of In-Store Bakery sales.

Year-To-Date 2017

Net revenue was $387.7 million, an increase of $35.2 million, or 10.0%, compared to pro forma net revenue of $352.6 million for the six months ended June 30, 2016. The increase was primarily due to the Company's continued growth from 2017 new product initiatives, including Chocolate Cake Twinkies®, White Fudge Ding Dongs®, and Golden Cupcakes, among others along with growth from the Company's white space opportunities led by In-Store Bakery (which contributed $14.4 million of growth due to the acquisition of Superior and In-Store Bakery product innovation), Food Service and International channels. These amounts were partially offset by declines in prior year innovations and discontinued items.
Gross profit was $167.7 million, an increase of $11.5 million, or 7.4%, compared to pro forma gross profit of $156.3 million for the six months ended June 30, 2016, driven by the increase in revenue.
Gross margin was 43.3%, compared to 44.3% for the pro forma six months ended June 30, 2016. The decrease in gross margin was primarily due to a shift in product mix to include the Company's In-Store Bakery operations and growth in multi-pack and club-pack product sales as a percentage of total growth.
SG&A expenses were $61.2 million, or 15.8% of net revenue, compared to $53.0 million, or 15.0% of net revenue, for the pro forma six months ended June 30, 2016. This increase was primarily attributable to increased non-cash share-based compensation, increased professional service expenses and increased staffing levels to support growth.
Net income was $52.4 million, or $0.33 per share, compared to net income of $34.2 million, or $0.23 per share, for the pro forma six months ended June 30, 2016. The increase in net income was attributed to the $7.3 million impairment loss recognized during the six months ended June 30, 2016; a decrease in interest expense for the six months ended June 30, 2017; 2016 costs associated with a product recall (these costs were subsequently recovered in the third quarter of 2016); and revenue and gross profit growth. Net income of $34.7 million was allocated to Class A common stockholders, while the remaining $17.7 million was allocated to the non-controlling interest.
Adjusted EBITDA was $117.7 million, an increase of $10.9 million, or 10.2%, compared to adjusted EBITDA of $106.8 million for the pro forma six months ended June 30, 2016. As a percentage of net revenue, adjusted EBITDA was 30.4%, compared to 30.3% in the same period last year. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures.
The Company has two reportable segments: Sweet Baked Goods and Other. The Sweet Baked Goods segment consists of sweet baked goods and the Other segment consists of branded bread and buns, in-store bakery products, frozen retail and licensing.
Sweet Baked Goods Segment: Net revenue was $351.2 million, an increase of $17.4 million, or 5.2%, compared to pro forma net revenue of $333.8 million for the six months ended June 30, 2016. Gross profit was $157.3 million, or 44.8% of net revenue, compared to gross profit of $150.0 million, or 44.9% of net revenue, for the pro forma six months ended June 30, 2016. Gross margin decreased due to growth in multi-pack and club-pack product sales as a percentage of total sales growth.
Other Segment: Net revenue was $36.5 million, an increase of $17.8 million, or 94.9%, compared to net revenue of $18.7 million for the pro forma six months ended June 30, 2016. This increase is primarily due to the impact of the Superior acquisition completed May 10, 2016. Gross profit was $10.5 million, or 28.7% of net revenue, compared to gross profit of $6.2 million, or 33.1% of net revenue for the pro forma six months ended June 30, 2016. Gross margin decreased due to the proportion of In-Store Bakery sales.

Balance Sheet and Cash Flow
As of June 30, 2017, the Company had cash and cash equivalents of $66.2 million and approximately $97.3 million available for borrowing, net of letters of credit, under its revolving line of credit. The Company had outstanding term loan debt of $996.3 million and net debt of $930.0 million as of June 30, 2017, resulting in a total pro forma combined leverage ratio of 4.11x based on pro forma combined adjusted EBITDA of $226.2 million for the twelve months ended June 30, 2017. (See the schedules in the press release for the calculation of the pro forma combined leverage ratio and a reconciliation of pro forma combined adjusted EBITDA to pro forma combined net income of $100.7 million for the twelve months ended June 30, 2017.)
Outlook
The Company expects to continue to grow above the sweet baked goods category in 2017. The Company reaffirms its expectation of anticipated net revenue of $781 million and adjusted EBITDA of $235 million for the year ended December 31, 2017. (See the schedules in the press release for a reconciliation of anticipated 2017 adjusted EBITDA to anticipated net income of $96.0 million for 2017).

During the third quarter of 2017, the Company expects the impact of a recent change in a state tax law will cause an increase to the Company's income tax expense of $2.5 million to $3.0 million, and an increase to the amount payable under the tax receivable agreement resulting in an additional expense of $1.5 million to $2.0 million.
Based upon the Company's anticipated net income of $96.0 million for 2017, $34.0 million is expected to be allocated to the non-controlling interest based on the current ownership percentage in Hostess Holdings. The remaining $62.0 million allocated to Class A Common stockholders is expected to result in $0.63 basic earnings per share and $0.58 diluted earnings per share for the full year based on expected basic and diluted shares outstanding of approximately 99.1 million and 107.2 million, respectively.
Income tax related payments expected to be made by the Company relating to 2017 activity include: (i) tax payments between $17 million and $20 million during 2017 to cover the Company's current federal and state income tax liabilities, (ii) between $15 million and $18 million of distributions to the holders of the non-controlling interest (a partnership for tax purposes) in respect of their income tax liability, and (iii) between $13 million and $15 million of payments to the selling equityholders of Hostess Holdings for 2017 activity under the terms of the tax receivable agreement. The tax receivable agreement payment is expected to be made in 2018.
The Company believes that it is well positioned to grow and enhance shareholder value through the execution of its strategic initiatives. These key strategic initiatives are focused on further core distribution expansion, continued new product initiatives and line extensions, the pursuit of white space opportunities and serving as a platform for future acquisitions.
Conference Call and Webcast
The Company will host a conference call and webcast today, August 8, 2017 at 4:30 p.m. EDT to discuss the results for the second quarter.
Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Tuesday, August 22, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13666802.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
The Company is one of the leading packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess SweetShop™ and Fruit Pies, in addition to Twinkies® and CupCakes.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing our future operating performance and statements addressing events and developments that we expect or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding our reputation and brand image; protecting our intellectual property rights; leveraging our brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; our continued ability to produce and successfully market products with extended shelf life; our ability to drive revenue growth in our key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; our dependence on our major customers; our geographic focus could make us particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of our workforce belongs to unions and strikes or work stoppages could cause our business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; our insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of our information technology systems; our ability to achieve expected synergies and benefits and performance from our strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and our ability to finance our indebtedness on terms favorable to us; and other risks as set forth from time to time in our Securities and Exchange Commission filings.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	June 30,	December 31,
ASSETS	2017	2016
	(Successor)	(Successor)
Current assets:
Cash and cash equivalents	$66,224	$26,855
Accounts receivable, net	100,120	89,237
Inventories	33,797	30,444
Prepaids and other current assets	6,035	4,827
Total current assets	206,176	151,363
Property and equipment, net	162,586	153,224
Intangible assets, net	1,935,076	1,946,943
Goodwill	580,349	588,460
Other assets, net	7,580	7,902
Total assets	$2,891,767	$2,847,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,357	$11,496
Accounts payable	36,316	34,083
Customer trade allowances	38,018	36,691
Accrued expenses and other current liabilities	15,206	21,656
Total current liabilities	100,897	103,926
Long-term debt and capital lease obligation	989,062	993,374
Tax receivable agreement	173,898	165,384
Deferred tax liability	358,797	353,797
Total liabilities	1,622,654	1,616,481
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 99,992,183 and 98,250,917 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,398,777 and 31,704,988 issued and outstanding at June 30, 2017 and December 31, 2016, respectively	3	3
Additional paid in capital	920,109	912,824
Accumulated other comprehensive loss	(304)	—
Retained earnings (accumulated deficit)	19,044	(15,618)
Stockholders’ equity	938,862	897,219
Non-controlling interest	330,251	334,192
Total liabilities and stockholders’ equity	$2,891,767	$2,847,892

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Successor)	(Predecessor)	(Successor)	(Predecessor)

Net revenue	$203,178	$192,343	$387,716	$352,560
Cost of goods sold	114,734	105,917	219,976	195,809
Gross profit	88,444	86,426	167,740	156,751

Operating costs and expenses:
Advertising and marketing	8,111	9,949	15,433	17,148
Selling expense	8,700	8,109	16,812	14,904
General and administrative	15,739	11,593	28,921	21,231
Amortization of customer relationships	5,994	156	11,867	312
Impairment of property and equipment	—	—	—	7,267
Business combination transaction costs	—	2,801	—	3,016
Related party expenses	108	1,138	192	2,373
Recall and other costs	—	4,080	—	4,260
Total operating costs and expenses	38,652	37,826	73,225	70,511
Operating income	49,792	48,600	94,515	86,240
Other expense:
Interest expense, net	10,035	17,893	19,865	35,742
Gain on debt modification	(174)	—	(174)	—
Other expense	413	918	1,127	2,172
Total other expense	10,274	18,811	20,818	37,914
Income before income taxes	39,518	29,789	73,697	48,326
Income tax expense	11,311	317	21,291	317
Net income	28,207	29,472	52,406	48,009
Less: Net income attributable to the non-controlling interest	9,377	852	17,744	1,780
Net income attributable to Class A shareholders/partners	$18,830	$28,620	$34,662	$46,229
Earnings per Class A share:
Basic	$0.19		$0.35
Diluted	$0.18		$0.33
Weighted-average shares outstanding:
Basic	98,943,690		98,600,075
Diluted	107,184,341		106,004,898

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30, 2017	June 30, 2016
	(Successor)	(Predecessor)
Operating activities
Net income	$52,406	$48,009
Depreciation and amortization	18,854	5,628
Impairment of property and equipment/bakery shutdown costs	—	7,267
Non-cash gain on debt modification	(394)	—
Debt discount (premium) amortization	(470)	1,659
Stock-based compensation	4,360	413
Gain on sale/abandonment of property and equipment	(15)	(341)
Deferred taxes	12,505	—
Change in operating assets and liabilities
Accounts receivable	(10,883)	(14,747)
Inventories	(3,353)	(2,784)
Prepaids and other current assets	(140)	(2,315)
Accounts payable and accrued expenses	(6,418)	16,112
Customer trade allowances	1,327	(5,089)
Other	—	381
Net cash provided by operating activities	67,779	54,193

Investing activities
Purchases of property and equipment	(15,101)	(15,664)
Acquisition of Superior	—	(49,941)
Proceeds from sale of assets	54	4,350
Acquisition and development of software assets	(859)	(775)
Net cash used in investing activities	(15,906)	(62,030)
Financing activities
Repayments of long-term debt and capital lease obligation	(2,570)	(4,636)
Debt fees	(1,017)	—
Distributions to partners	—	(4,986)
Distributions to non-controlling interest	(8,918)	(240)
Proceeds from the exercise of warrants	1	—
Net cash used in financing activities	(12,504)	(9,862)
Net increase in cash and cash equivalents	39,369	(17,699)
Cash and cash equivalents at beginning of period	26,855	64,473
Cash and cash equivalents at end of period	$66,224	$46,774

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$24,958	$33,892
Taxes paid	$9,930	$—
Supplemental disclosure of non-cash investing:
Purchases of property and equipment funded by accounts payable	$123	$695

SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma statements of operations for the three and six months ended June 30, 2016 present our consolidated results of operations giving pro forma effect as if the Business Combination (as defined below) had occurred as of January 1, 2016. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of our Predecessor entity.
On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” the Company, then known as Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”), free and clear of all past liabilities, in April 2013, and relaunched the Hostess brand later that year.
The Business Combination was accounted for using the acquisition method of accounting. The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and our estimates and assumptions, are reflected herein. The total purchase price of approximately $2.4 billion to acquire Hostess Holdings, has been allocated to the assets acquired and assumed liabilities of Hostess Holdings based upon estimated fair values at the date of acquisition. Third party valuation specialists conducted analyses in order to assist our management in determining the fair values of the acquired assets and liabilities assumed. The Company has estimated the fair value of assets acquired and liabilities assumed at the date of acquisition. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations of Hostess Brands, Inc. that would have occurred had the Business Combination occurred as of January 1, 2016.
The unaudited pro forma financial information contains a variety of adjustments, assumptions and estimates, is subject to the assumptions and adjustments as described in the accompanying notes hereto and numerous other uncertainties, and should not be relied upon as being indicative of our results of operations had the Business Combination occurred on January 1, 2016. The unaudited pro forma financial information also does not project our results of operations for any future period or date. The acquisition of Superior Cake Products, Inc. (“Superior”) occurred in May 2016. The unaudited pro forma consolidated financial information for the three and six months ended June 30, 2016 does not include the results of the Superior acquisition and its related operations prior to the acquisition. We evaluated the impact of the Superior acquisition on the Company’s financial statements and concluded that the impact was not significant and therefore pro forma financial results assuming the acquisition of Superior at January 1, 2016 are not included.
On November 18, 2016, we refinanced our first and second lien term loans (the “Former First and Second Lien Term Loans”) into one new first lien term loan in the aggregate principal amount of $998.8 million and with a maturity date of August 3, 2022 (the “New First Lien Term Loan”). We evaluated the impact of the refinancing of existing debt pursuant to the New First Lien Term Loan, completed on November 18, 2016, and concluded that the impact was not significant and did not require nor separately warrant the inclusion of pro forma financial results assuming the completion of the refinancing on January 1, 2016.
The pro forma adjustments give effect to the items identified in the pro forma table below in connection with the Business Combination.

Unaudited Pro Forma Statement of Operations
	Three Months Ended					Six Months Ended
	(Successor)*	Historical(i) (Predecessor)			Pro Forma	(Successor)*	Historical(i) (Predecessor)			Pro Forma
(In thousands, except share and per share data)	June 30, 2017	June 30, 2016	Pro Forma Adjustments		June 30, 2016	June 30, 2017	June 30, 2016	Pro Forma Adjustments		June 30, 2016

Net revenue	$203,178	$192,343	$—		$192,343	$387,716	$352,560	$—		$352,560
Cost of goods sold	114,734	105,917	242	(ii)	106,159	219,976	195,809	500	(ii)	196,309
Gross profit	88,444	86,426	(242)		86,184	167,740	156,751	(500)		156,251
					—
Operating costs and expenses:
Advertising and marketing	8,111	9,949	—		9,949	15,433	17,148	—		17,148
Selling expense	8,700	8,109	—		8,109	16,812	14,904	—		14,904
General and administrative	15,739	11,593	(251)	(ii)	11,342	28,921	21,231	(307)	(ii)	20,924
Amortization of customer relationships	5,994	156	5,979	(iii)	6,135	11,867	312	12,012	(iii)	12,324
Impairment of property and equipment	—	—	—		—	—	7,267	—		7,267
Business combination transaction costs	—	2,801	(2,226)		575	—	3,016	(2,441)		575
Related party expenses	108	1,138	—	(iv)	1,138	192	2,373	—	(iv)	2,373
Recall and other costs	—	4,080	—		4,080	—	4,260	—		4,260
Total operating costs and expenses	38,652	37,826	3,502		41,328	73,225	70,511	9,264		79,775
Operating income	49,792	48,600	(3,744)		44,856	94,515	86,240	(9,764)		76,476
Other expense:					—
Interest expense, net	10,035	17,893	(4,624)	(v)	13,269	19,865	35,742	(9,248)	(v)	26,494
Gain on debt modification	(174)	—	—		—	(174)	—	—		—
Other expense	413	918	—		918	1,127	2,172	—		2,172
Total other expense	10,274	18,811	(4,624)		14,187	20,818	37,914	(9,248)		28,666
Income before income taxes	39,518	29,789	880		30,669	73,697	48,326	(516)		47,810
Income tax expense	11,311	317	8,425	(vi)	8,742	21,291	317	13,308	(vi)	13,625
Net income	28,207	29,472	(7,545)		21,927	52,406	48,009	(13,824)		34,185
Less: Net income attributable to the non-controlling interest	9,377	852	6,733	(vii)	7,585	17,744	1,780	10,102	(vii)	11,882
Net income attributable to Class A shareholders	$18,830	$28,620	$(14,278)		$14,342	$34,662	$46,229	$(23,926)		$22,303
Earnings per Class A share:
Basic	$0.19				$0.15	$0.35				$0.23
Diluted	$0.18				$0.15	$0.33				$0.23
Weighted-average shares outstanding:
Basic	98,943,690		97,589,217	(viii)	97,589,217	98,600,075		97,589,217	(viii)	97,589,217
Diluted	107,184,341		97,589,217	(viii)	97,589,217	106,004,898		97,589,217	(viii)	97,589,217

*Included for comparison purposes

i.	Represents Hostess Holdings historical results of operations.

ii.	Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment.

iii.	Represents additional amortization expense associated with the fair value recognized for customer relationships in connection with the Business Combination.

iv.	This adjustment consists primarily of legal and professional fees and other costs associated with the Business Combination.

v.	Represents the reduction in interest expense due to the repayment of Hostess Holdings debt pursuant to the terms of the Business Combination.

vi.	Represents the effective income tax rate of 28.5%, giving effect to the non-controlling interest, a partnership for income tax purposes.

vii.
Represents the elimination of historical income attributable to the non-controlling interest and attributes a portion of the pro forma income to the non-controlling interest created in the Business Combination. Income is allocated to the non-controlling interest based on its pro rata share of the total equity of Hostess Holdings.

viii.
Represents the basic and diluted weighted average number of Class A shares that would have been outstanding had the Business Combination occurred on January 1, 2016. The outstanding warrants were determined not to be dilutive.

Results of Operations by Segment—For the Unaudited Three and Six Months Ended June 30, 2017 and Pro Forma Three and Six Months Ended June 30, 2016

	Three Months Ended					Six Months Ended
	(Successor)	(Predecessor)			Pro Forma	(Successor)	(Predecessor)			Pro Forma
(In thousands)	June 30, 2017	June 30, 2016	Pro Forma Adjustments		June 30, 2016	June 30, 2017	June 30, 2016	Pro Forma Adjustments		June 30, 2016
Net revenue	$203,178	$192,343	$—		$192,343	$387,716	$352,560	$—		$352,560
Cost of goods sold	114,734	105,917	242	i.	106,159	219,976	195,809	500	i.	196,309
Gross profit	$88,444	$86,426	$(242)		$86,184	$167,740	$156,751	$(500)		$156,251

Segment
Net Revenue
Sweet baked goods	$182,746	$179,088	$—		$179,088	$351,178	$333,815	$—		$333,815
Other	20,432	13,255	—		13,255	36,538	18,745	—		18,745
	$203,178	$192,343	$—		$192,343	$387,716	$352,560	$—		$352,560
Gross Profit
Sweet baked goods	$82,373	$82,152	$(242)	i.	$81,910	$157,250	$150,545	$(500)	i.	$150,045
Other	6,071	4,274	—		4,274	10,490	6,206	—		6,206
	$88,444	$86,426	$(242)		$86,184	$167,740	$156,751	$(500)		$156,251

i.	Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has included adjusted EBITDA because it believes it provides management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
We define adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes and (iv) as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on the Company's debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect payments related to income taxes, the tax receivable agreement or distributions to the non-controlling interest to reimburse its tax liability.
The Company's presentation of adjusted EBITDA does not exclude the normal annual cash payments associated with its employment agreement with Mr. Metropoulos as the Chief Executive Officer and/or Executive Chairman. These amounts were $0.1 million and $0.2 million for the three and six months ended June 30, 2017 and $1.2 million and $2.4 million for the three and six months ended June 30, 2016. Following completion of the Business Combination, these expenses will be approximately $0.3 million annually.

Reconciliation of Adjusted EBITDA—For the Unaudited Three and Six Months Ended June 30, 2017 compared to Pro Forma Three and Six Months Ended June 30, 2016.

Reconciliation of Adjusted EBITDA (Unaudited)
		Three Months Ended		Six Months Ended
(In thousands)		June 30, 2017 (Successor)	June 30, 2016 Pro Forma	June 30, 2017 (Successor)	June 30, 2016 Pro Forma

Net income		$28,207	$21,927	$52,406	$34,185
Plus non-GAAP adjustments:
Income tax provision		11,311	8,742	21,291	13,625
Interest expense, net		10,035	13,269	19,865	26,494
Depreciation and amortization		9,588	9,184	18,854	18,249
Share-based compensation	i.	3,839	—	4,360	—
Recall and other costs	ii.	—	4,080	—	4,260
Other expense	iii.	239	915	953	2,169
Impairment of property and equipment	iv.	—	—	—	7,267
Business Combination Transaction Costs	v.	—	575	—	575
Adjusted EBITDA		$63,219	$58,692	$117,729	$106,824

i.	For the three and six months ended June 30, 2017, we recorded expenses of $3.8 million and $4.4 million related to units awarded under the Hostess Brands, Inc. 2016 Equity Incentive Plan.

ii.
For the pro forma three months ended June 30, 2016, the Company incurred costs associated with a Hostess voluntary recall. The recall loss was recovered during the third quarter of 2016. For the three and six months ended June 30, 2016, other costs included loss on a sale/abandonment of property and bakery shutdown costs, primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. In addition we incurred losses related to the equipment that we no longer intended to use or had idled.

iii.
For the pro forma six months ended June 30, 2016, other expense primarily consisted of professional fees attributable to the pursuit of a potential acquisition that has since been abandoned, and other special projects. For the three and six months ended June 30, 2017, other expense primarily included professional fees incurred related to the secondary public offering of common stock and the registration of certain privately held warrants offset by a gain recognized related to the modification of our long-term debt.

iv.	During the first quarter of 2016, we closed multiple production lines at the Indianapolis, Indiana bakery and transitioned production to other facilities resulting in a loss of $7.3 million.

v.	For the three and six months ended June 30, 2016, business combination transaction costs consisted of professional and legal costs for the acquisition of Superior.

Reconciliation of Adjusted EBITDA-Guidance for the year ended December 31, 2017
Reconciliation of our 2017 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. Our outlook for 2017 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed historical and pro forma periods. However, the amounts, if any, of the non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table below. Such non-recurring items may include  non-cash expenses for earn out liabilities under the terms of the Business Combination, non-cash expense relating to the tax receivable agreement and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2017. In addition, the below reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at June 30, 2017. Changes to these assumptions could significantly impact our net income for 2017 and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA itself. For additional information regarding our adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Adjusted EBITDA”.

2017 Guidance Adjusted EBITDA Reconciliation
		Estimated Year Ended December 31, 2017
Amounts in millions, except shares and per share data
Net income attributed to common shareholders		$62
Net income attributed to the non-controlling interest	i.	34
Net income		96

Plus non-GAAP adjustments:
Income tax provision	ii.	44
Interest expense, net		40
Depreciation and amortization		37
Share based compensation	iii.	14
Other expenses	iv.	4
Adjusted EBITDA		$235

Earnings per Class A share:
Basic		$0.63
Diluted		$0.58
Weighted-average shares outstanding:
Basic	v.	99,078,629
Diluted	vi.	107,178,629

i.
The net income of Hostess Holdings is allocated to owners pro rata based on ownership percentage. As of June 30, 2017, the Company owned approximately 99.6 million of Hostess Holdings' 130.0 million total partnership units. The remaining approximately 30.4 million partnership units are owned by a non-controlling interest.

ii.
Represents the corporate income tax expense generated from the Company's interest in Hostess Holdings. The non-controlling interest represents an ownership interest in Hostess Holdings, which is a partnership for tax purposes. We expect that the Company will make tax payments between $17 million and $20 million during 2017 to cover its income tax liability, while Hostess Holdings will make distributions between $15 million and $18 million to the non-controlling interest to reimburse its income tax liability. Additionally, we expect that the payment due to the selling equityholders of Hostess Holdings for 2017 activity under the terms of the tax receivable agreement will be between $13 million and $15 million. This payment is expected to be made in 2018. Neither the non-controlling interest tax distributions nor the tax receivable agreement payment are included in the income tax provision. The projected income tax provision also includes a $3.0 million loss resulting from a change in state tax rates.

iii.	Represents amounts associated with the March 2017 issuance of stock options, restricted stock units, or performance share units and restricted stock to employees of the Company.

iv.
Other expenses primarily consist of professional fees incurred for the secondary offering of common stock which closed on April 19, 2017, and the registration of certain privately held warrants. Also included in other expenses is the expected loss associated with a change to the valuation of the Company's tax receivable agreement due to a change in state tax rates.

v.
Weighted-average basic common shares outstanding for 2017 includes 99,557,183 Class A common shares outstanding as of June 30, 2017 and the annualized impact of the conversion of 1,306,261 Class B common shares to Class A common shares during the second quarter of 2017.

vi.
Reflects the dilutive impact of 7.9 million Class A common shares due to outstanding warrants (based on a range of 7.2 million to 8.5 million) and 0.2 million Class A common shares due to outstanding unvested equity awards to employees (based on a range of 0.1 million to 0.3 million).

Reconciliation of Pro Forma Combined Adjusted EBITDA
For the Trailing Twelve Months Ended June 30, 2017
(Unaudited)

(In thousands)	Pro Forma (i) Combined Year Ended December 31, 2016	Less: Pro Forma Six Months Ended June 30, 2016	Plus: Six Months Ended June 30, 2017		Pro Forma Combined Trailing Twelve Months Ended June 30, 2017
Net income	$82,442	$(34,185)	$52,406		$100,663
Plus non-GAAP adjustments:				ii.
Income tax provision	32,862	(13,625)	21,291		40,528
Interest expense, net	51,441	(26,494)	19,865		44,812
Depreciation and amortization	36,520	(18,249)	18,854		37,125
Gain on debt extinguishment	(763)	—	—	iii.	(763)
Share-based compensation	—	—	4,360	iv.	4,360
Other (income) expense	2,375	(2,169)	953	v.	1,159
Impairment of property and equipment	7,300	(7,267)	—	vi.	33
Recall and other costs	2,551	(4,260)	—	vii.	(1,709)
Business combination transaction costs	575	(575)	—	viii.	—
Adjusted EBITDA	$215,303	$(106,824)	$117,729		$226,208

i.	Pro forma combined net income as reported on the Company's 2016 annual report on Form 10-K filing.

ii.	Non-GAAP adjustments include a combination of historical adjustments from the six months ended June 30, 2017 as well as pro forma combined adjustments for the six months ended December 31, 2016.

iii.
As part of the refinancing of the First Lien Term Loan, the Company recognized a gain on extinguishment of debt of $0.8 million, which consisted of penalties of $3.0 million, the write-off of deferred financing costs of $0.2 million, net of debt premium write-offs of approximately $4.0 million.

iv.	The Company recognized $4.4 million of expense related to awards granted under the Hostess Brands, Inc. 2016 Equity Incentive Plan.

v.
Other income consists of legal and professional fees for securities filings related to the Business Combination and related to the secondary offering of common stock and registration of certain privately held warrants in the second quarter of 2017.

vi.	The Company closed multiple production lines at the Indianapolis, Indiana bakery and transitioned production to other facilities resulting in a loss.

vii.
The Company recovered $4.0 million of expenses in the third quarter of 2016 associated with a voluntary recall in the second quarter 2016. For the six months ended June 30, 2016, other costs included loss on a sale/abandonment of property and bakery shutdown costs, primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. In addition we incurred losses related to the equipment that we no longer intended to use or had idled.

viii.	Business combination transaction costs consisted primarily of professional and legal fees related to the acquisition of Superior.

Pro Forma Combined Leverage Ratio
(Unaudited)

(In thousands)	Twelve Months Ended June 30, 2017
Long-term debt and capital lease obligations, including current maturities	$1,000,419
Less: capital lease obligation	(648)
Less: Unamortized debt premium and issuance costs	(3,518)
Term loan debt	996,253
Less: cash and cash equivalents	(66,224)
Net term loan debt	$930,029
Pro forma combined adjusted EBITDA	$226,208

Pro forma combined leverage ratio	4.11